Exhibit 5
[Letterhead of Conyers Dill & Pearman Limited]

6 May 2016

The Board of Directors Arch Capital Group Ltd. Clarendon House 2 Church Street Hamilton HM 11	Matter No.:319142 Doc Ref: Legal 9679709v5 441-299-4965 graham.collis@conyersdill.com

Dear Sirs,

Arch Capital Group Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on form S-8 filed with the Securities and Exchange Commission (the “Commission”) on 6th May 2016 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 1,563,259 common shares, par value US$0.0033 per share (the “Common Shares”), issuable pursuant to the Amended and Restated Arch Capital Group Ltd. 2007 Employee Share Purchase Plan, the Arch Capital Group Ltd. Amended and Restated 2007 European Employee Share Purchase Plan and the Arch Europe Employees Save As You Earn Scheme (the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 6th May 2016, copies of minutes of a meeting of the Board of Directors of the Company held on 26th February 2016 and minutes of a meeting of the members of the Company held on 6th May 2016, certified by the Secretary of the Company on 6th May 2016 (the “Resolutions”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us; (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings and remain in full force and effect and have not been rescinded or amended; (e) the validity and binding effect under the laws of the State of New York of the Amended and Restated Arch Capital Group Ltd. 2007 Employee Share Purchase Plan and the Arch Capital Group Ltd. Amended and Restated 2007 European Employee Share Purchase Plan in accordance with their respective terms; (f) the validity and binding effect under English law of the Arch Europe Employees Save As You Earn Scheme in accordance with its terms; (g) that there is no provision of any award agreement which would have any implication in relation to the opinions expressed herein; (h) that, upon the issuance of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (i) that, at the time of issuance of any Common Shares, shares of the Company will be listed on the NASDAQ and the Bermuda Monetary Authority will not have revoked or amended its consent to the issue of the Common Shares; (j) that, at the time of issuance of any Common Shares, the Company will have sufficient authorised but unissued Common Shares to effect the issue of each Common Share when issued; and (k) that, at the time of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement with the Commission and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.
The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN LIMITED

CONYERS DILL & PEARMAN LIMITED